Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Legend Biotech Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value US$0.0001 per share (1)	Rule 457(c) and Rule 457(h)	15,000,000 (2)	$19.91 (3)	$298,650,000 (3)	$0.0001531	$45,723.32
Total Offering Amounts					$298,650,000		$45,723.32
Total Fee Offsets							—
Net Fee Due							$45,723.32

(1)
These shares may be represented by the American Depositary Shares (“ADSs”) of Legend Biotech Corporation (the “Registrant”). Each ADS represents two Ordinary Shares. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to the separate Registration Statement on Form
F-6
(File
No. 333-238581).

(2)
Represents ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of the Registrant that became available for issuance under the Amended and Restated 2020 Restricted Shares Plan (the “RSU Plan”), effective as of October 21, 2024. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable under the RSU Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on November 8, 2024.